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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                      Advanced Fibre Communications, Inc.
                      ------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $ .01 Per Share
                      ------------------------------------
                         (Title of Class of Securities)

                                   00754A105
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

-----------------------                                  ---------------------
  CUSIP NO.  00754A105                                     PAGE 2 OF 11 PAGES
-----------------------              13G                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Coral Partners II, a limited partnership
          SEC ID # 0000924591
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               3,295,102

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                3,295,102

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             3,295,102
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             10.09%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                             PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  00754A105                                     PAGE 3 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Coral Management Partners II, Limited Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          3,295,102
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,295,102

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          3,295,102
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                          10.09%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  00754A105                                     PAGE 4 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Yuval Almog

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

              United States (MN)
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   9,413

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 3,295,102
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    9,413

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 3,295,102
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 3,304,515
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                 10.12%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 00754A105                                      PAGE 5 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Peter H. McNerney

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                United States (MN)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                    4,150

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               3,295,102
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                      4,150

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               3,295,102
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                               3,299,252
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                            10.10%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                              IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  00754A102                                     PAGE 6 OF 11 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Linda L. Watchmaker

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                    United States (MN)

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                3,295,102
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                     0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                3,295,102
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                3,295,102
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                               10.09%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                               IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.   Issuer's Name and Address of Principal Executive Offices:
-------   ---------------------------------------------------------

          (a) Advanced Fibre Communications, Inc.
          (b) 1445 McDowell Blvd. N., Suite B
              Petaluma, CA  94954

Item 2.   Information Concerning Person Filing:
-------   -------------------------------------

          (a) Filing Persons:

              Entities:
                Coral Partners II, a limited partnership ("CP II")
                Coral Management Partners II, Limited Partnership ("CMP II")

              Individuals:
                Yuval Almog
                Peter H. McNerney
                Linda L. Watchmaker

          (b) Principal Business Address:
                60 South Sixth Street
                Suite 3510
                Minneapolis, MN   55402

          (c) Citizenship/Place of Organization

              Entities:
                Coral Partners II ("CP II")                Delaware
                Coral Management Partners II ("CMP II")    Delaware

              Individuals:
                Yuval Almog                                United States
                Peter H. McNerney                          United States
                Linda L. Watchmaker                        United States

          (d) Title of Class of Securities:                Common Stock
          (e) CUSIP No. 00754A105

Item 3.   Status of Person Filing:
-------   ------------------------

          Not applicable.


Item 4.   Ownership:
-------   ----------


ENTITIES                                                    CPII       CMP II
                                                            ----       ------
(a)Beneficial Ownership                                   3,295,102   3,295,102*

(b)Percentage of Class                                        10.09%      10.09%

(c)(i)Sole Voting Power:                                  3,295,102   3,295,102
(ii)Shared Voting Power:                                          0           0
(iii)Sole Dispositive Power:                              3,295,102   3,295,102
(iv)Shared Dispositive Power:                                     0           0

INDIVIDUALS:                     Almog       McNerney     Watchmaker
                                 ---------   ---------    ----------
(a)Beneficial Ownership          3,304,515*  3,299,252*   3,295,102*

(b)Percentage of Class               10.12%      10.10%       10.09%

(c)(i)Sole Voting Power:             9,413       4,150            0
(ii)Shared Voting Power:         3,295,102   3,295,102    3,295,102
(iii)Sole Dispositive Power:         9,413       4,150            0
(iv)Shared Dispositive Power:    3,295,102   3,295,102    3,295,102

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

Item 5.   Ownership of Five Percent or Less of a Class:
-------   ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].*

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:
-------   ----------------------------------------------------------------

          Not applicable.

Item 7.   Identification and Classification of Subsidiary:
-------   ------------------------------------------------

          Not applicable.

Item 8.   Identification and Classification of Group:
-------   -------------------------------------------

          Not applicable.

Item 9.  Notice of Dissolution of Group:
-------  -------------------------------

         Not applicable.


Item 10. Certification:
-------- --------------

         Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 3, 1997

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner


Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner

By /s/ Yuval Almog
   ---------------------
Yuval Almog


By /s/ Peter H. McNerney    By /s/ Linda L. Watchmaker
   ---------------------       -----------------------
Peter H. McNerney           Linda L. Watchmaker

                                 EXHIBIT INDEX

                                         Sequentially
Exhibit          Document Description    Numbered Page
--------         --------------------    -------------

   A             Agreement of Joint Filing      11

                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 3, 1997, containing the information required by
Schedule 13G, for the shares of Common Stock of Advanced Fibre Communications, Inc. which they each beneficially hold.

Dated:  February 3, 1997

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner


Coral Management Partners II, Limited Partnership,
By: General Partner


/s/ Linda L. Watchmaker
-----------------------
Linda L. Watchmaker
General Partner


By  /s/ Yuval Almag
    -------------------
Yuval Almog

By  /s/ Peter H. McNerney    By  /s/ Linda L. Watchmaker
    ---------------------        -----------------------
Peter H. McNerney            Linda L. Watchmaker